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                                                                    EXHIBIT 21.1



                     GLOBAL SPORTS, INC. AND SUBSIDIARIES
                          SUBSIDIARIES OF THE COMPANY



The financial statements include the accounts of Global Sports, Inc. and the following wholly-owned subsidiaries:


     APEX Sports International, Inc. (PA)
     KPR Sports International, Inc. (PA)
     MR Management, Inc. (PA)
     RYKA, Inc.  (DE)